UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☑     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12
Datascope Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On November 16, 2007, Datascope Corp. issued the following press release.

FOR IMMEDIATE RELEASE

DATASCOPE MAILS LETTER TO SHAREHOLDERS

Datascope Urges Shareholders to Re-Elect Incumbent Directors and
Reject Ramius’ Opposition Slate

MONTVALE, N.J., Nov. 16, 2007 — Datascope Corp. (Nasdaq: DSCP) today mailed the following letter to all shareholders from Lawrence Saper, Chairman of the Board and Chief Executive Officer, in connection with the Company’s Annual Meeting of Shareholders scheduled for Thursday, December 20, 2007. Datascope’s Board strongly urges shareholders to re-elect James J. Loughlin and William L. Asmundson by voting the BLUE proxy card by telephone, Internet or mail today.

In the letter, Mr. Saper noted, among other things:

•	Datascope’s Board has a proven track record of returning excess free cash flow to shareholders. Over the past eight years, Datascope has paid approximately $107 million in regular and special cash dividends to shareholders and has repurchased approximately $76 million of common stock during that same time period.

•	Investment in R&D is critical to Datascope’s continued growth and success. Over the last four years, Datascope has invested a significant portion of its R&D resources in developing NetGuardtm, the Company’s revolutionary new patient monitoring product which has the potential to save thousands of lives as well as create a large, new market in patient monitoring.

•	Over the last year alone, Datascope has introduced nine new products that address market opportunities, including: Spectrum OR, Gas Module SE-Sprirometry, SpO2 Telepak and new software products that increase the functionality of its Panorama central monitoring system.

•	Ramius Capital, a New York City-based hedge fund which did not own a single share of Datascope until two months ago, has no plan or vision to benefit the Company and its shareholders and offers only spurious and unfounded claims regarding Datascope’s Board and senior management.

Datascope believes that James J. Loughlin and William L. Asmundson, the Company’s directors standing for re-election at this year’s Annual Meeting, are more qualified than Ramius’ hand-picked nominees and are better suited to assist Datascope in achieving continued top- and bottom-line growth.

The full text of Datascope’s letter follows:

November 16, 2007
Dear Shareholder:

RE-ELECT DATASCOPE’S DIRECTORS
VOTE THE ENCLOSED BLUE PROXY CARD TODAY

At Datascope’s upcoming Annual Meeting on Thursday, December 20, 2007, you will be asked to vote on two nominees for election to your Board of Directors. A dissident shareholder, Ramius Capital Group, L.L.C., a New York City-based hedge fund, and its affiliates have nominated two individuals in opposition to your incumbent directors. Your Board of Directors strongly urges you to support your Board and re-elect James J. Loughlin and William L. Asmundson by voting the enclosed BLUE proxy card by telephone, internet or mail today.

DATASCOPE HAS A STRATEGIC PLAN WORKING FOR
SUSTAINABLE AND PROFITABLE GROWTH

DATASCOPE’S BOARD RETURNS EXCESS FREE CASH FLOW TO SHAREHOLDERS

Your Board has a proven track record of returning excess free cash flow to shareholders. Datascope has paid approximately $107 million in regular and special cash dividends to shareholders over the past eight years, including most recently, a $1.00 per share special dividend and a regular dividend of $0.10 per share both paid on October 15, 2007. In addition, Datascope has repurchased approximately $76 million of common stock during that same time period, and your Board has authorized the repurchase of an additional $34 million of common stock.

Your Board and management are focused on growth while returning excess capital to shareholders. Datascope has a sound strategic plan working to drive sustainable and profitable growth and we are confident that this plan will yield results in fiscal 2008 and beyond. Key elements of Datascope’s strategic plan include:

•	Strengthening our senior management team. In October 2007, Datascope promoted Dr. Antonino Laudani to the newly-established role of Chief Operating Officer. Dr. Laudani successfully created and headed Datascope’s EMEA (Europe, the Middle East and Africa) group and previously served as President of Datascope’s InterVascular business. This promotion brings Dr. Laudani’s considerable global expertise to the Company as a whole.

•	Continued expansion of our innovative product portfolio. In early October 2007, Datascope launched NetGuardtm, our revolutionary new patient monitoring product. NetGuard is the first product designed specifically to protect the unmonitored hospital population in the event of a dangerous or life-threatening heart rhythm. Tens of thousands of unmonitored patients die each year in the U.S. of such events. NetGuard monitoring provides immediate detection of a life threatening heart rhythm. Survival is closely linked to early detection and treatment. NetGuard, a one-ounce wireless monitor, has the potential to save thousands of lives as well as create a large, new market in patient monitoring. We estimate there are at least 100 million unmonitored patients in U.S. hospitals each year. We also conservatively estimate the market potential for NetGuard to be in excess of $1 billion.

Our new Sensationtm 7 Fr. fiber-optic balloon catheter and the CS300 intra aortic balloon pump (IABP) underscore Datascope’s leadership position in the Cardiac Assist market. The state-of-the-art Sensationtm 7 Fr. eliminates conventional blood pressure monitoring and enables clinicians to deliver counterpulsation therapy to a broad array of patients, including those with smaller peripheral blood vessels. The automatic CS300 pump is the most advanced of its kind and sets a higher standard of care for patients who require balloon support.

In addition, over the last year alone, Datascope has introduced nine new products that address market opportunities, including: Spectrum OR, Gas Module SE-Sprirometry, SpO2 Telepak and new software products that increase the functionality of our Panorama central monitoring system.

•	Continued investment in Research & Development. Investment in R&D is critical to Datascope’s continued growth and success. Over the last four years, Datascope has invested a significant portion of our R&D resources in developing NetGuard. We are committed to continuing to invest in R&D and have a number of exciting new products in the pipeline.

•	Focusing on growing our core businesses. In October 2006, after thorough analysis, your Board and senior management determined to exit the interventional products market. As a result, the Proguide IPD assets have been sold and the Company is in discussions to divest other IPD assets. Datascope’s plan to exit the IPD business has led to approximately $17 million in annual cost savings.

We also established Datascope Japan K.K. as a wholly-owned subsidiary to manage our IABP business in Japan. With this new subsidiary, we have the opportunity to expand our business presence in Japan, the world’s second largest market for medical devices.

•	Making strategic acquisitions and other investments. In June 2007, Datascope acquired Artema Medical AB, continuing our expansion of product offerings in the anesthesia monitoring market. Artema’s revenue grew 35% last year and we are confident Artema’s products will drive top-line growth, improve operating margins and be accretive to earnings in fiscal 2008.

DATASCOPE HAS THE RIGHT BOARD OF DIRECTORS IN PLACE —
INDEPENDENT, EXPERIENCED AND FOCUSED ON CREATING VALUE

Under the leadership of your Board and senior management, Datascope has enjoyed 35 years of consistent profitability.  We have a strong balance sheet, with no debt, robust cash generation, and a healthy new product pipeline which, along with our strengthened management, solidly positions Datascope for sustainable and profitable growth.

A majority of Datascope’s seven-member Board is independent. Your directors bring the necessary depth and breadth of expertise in areas that are critical to Datascope’s continued success. Your Board’s interests are closely aligned with those of all Datascope shareholders. No one has more at stake in Datascope than founder and CEO, Lawrence Saper, who owns almost 16% of the Company’s common stock.

Each of your directors standing for re-election at this year’s Annual Meeting — James Loughlin and William Asmundson — occupies an important leadership position and brings considerable experience and knowledge to your Board:

•	James Loughlin serves as chairperson of the Audit Committee, is a financial expert as defined under Securities and Exchange Commission (SEC) rules, and is a member of the Compensation Committee. Mr. Loughlin is a retired senior partner of one of the world’s major accounting firms and led its Life Science and Pharmaceuticals practices.

•	William Asmundson serves as the lead outside director and presides over executive sessions and meetings of the independent directors, coordinates the activities of the independent directors and acts as an intermediary between the Board and management. Mr. Asmundson currently manages an investment fund and has a distinguished career as an investment manager for more than 40 years.

REJECT RAMIUS AND ITS UNFOUNDED CLAIMS

Your Board respects the views and the opinions of all Datascope shareholders and welcomes constructive dialogue. That said, we see Ramius as nothing more than a short-sighted hedge fund that did not own a single share of Datascope until two months ago. In our view, the dissident is merely attempting to distract you. Ramius has no plan or vision to benefit the Company and its shareholders and offers only spurious and unfounded claims regarding your Board and senior management. We strongly believe that Ramius’ hand-picked nominees do not have the right skills to assist Datascope in achieving continued top- and bottom-line growth.

Ramius has distorted the facts and findings of the Audit Committee’s investigation. The facts, which have been fully disclosed in the Company’s filings with the Securities and Exchange Commission, are clear. Datascope has a track record of good corporate governance and will continue to take all appropriate measures to further improve its policies and procedures.

YOUR VOTE IS IMPORTANT —
RE-ELECT YOUR DIRECTORS BY VOTING THE BLUE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own.  To vote your shares, please sign, date and return the enclosed BLUE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You may also vote by phone or internet by following the instructions on the enclosed proxy card or voting form. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. which is assisting the Company in this matter, toll-free at (800) 322-2885 or dscpproxy@mackenziepartners.com.

We thank you for your continued support.

On behalf of Datascope’s Board of Directors,

Sincerely,

Lawrence Saper
Chairman and Chief Executive Officer

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of proxy material,
please call MacKenzie Partners at the phone numbers listed below.

MACKENZIE PARTNERS, INC LOGO

105 Madison Avenue
New York, NY 10016

dscpproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

The Company urges all its stockholders to re-elect its directors at the upcoming Annual Meeting of Shareholders currently scheduled for Thursday, December 20, 2007 by voting promptly on the BLUE proxy by telephone, Internet or mail. If shareholders have any questions or need assistance in voting they should contact MacKenzie Partners, Inc. at 800-322-2885 or by email at dscpproxy@mackenziepartners.com.

This solicitation is being made by the Board of Directors of Datascope Corp. Information regarding the Board as participants in the solicitation is contained in the Definitive Proxy Statement of Datascope Corp. on file with the SEC. Such proxy statement may be obtained without charge from the SEC’s website at http://www.sec.gov and has been distributed to shareholders on or about November 5, 2007. We urge you to read the proxy statement in full because it contains important information. Requests for copies should be directed to Datascope Corp.’s proxy solicitor, MacKenzie Partners, Inc. at 800-322-2885 or dscpproxy@mackenziepartners.com.

About Datascope Corp.

Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, http://www.datascope.com.

# # #

Contact:
Matthew Sherman / Michael Cuneo
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Larry Dennedy / Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500